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                                                                    EXHIBIT 99.1




Contact:  F. Richard Nichol, Ph.D.                     Marcia Kean or
          President & Chief Executive Officer          Lucy Morrison
          COCENSYS, INC.                               FEINSTEIN KEAN PARTNERS
                                                       617/577-8110
          Peter E. Jansen
          Vice President, Chief Financial Officer
          COCENSYS, INC.
          714/753-6100

              COCENSYS, INC. RAISES $8 MILLION THROUGH THE ISSUANCE OF
                                   PREFERRED STOCK

                FUNDING TO ADVANCE CLINICAL DEVELOPMENT OF GANAXOLONE

IRVINE, CA - June 9, 1998 - CoCensys, Inc. (NASDAQ: COCN) today announced that it has raised $8 million through the private placement of a new series of convertible preferred stock. Under terms of the private placement, the Company may sell an additional $2 million of this series of preferred stock later this year or early next year, subject to the fulfillment of certain conditions.

"In line with our strategy of intense focus on the rapid development of our lead compound, CoCensys will use a significant portion of these funds to advance clinical trials of ganaxolone for the prevention and treatment of migraine," said F. Richard Nichol, Ph.D., President and Chief Executive Officer of CoCensys. "We are looking forward to the commencement of a Phase II clinical trial this summer to further evaluate the efficacy of ganaxolone in tablet form in migraine patients."

"In addition to funding the Phase II clinical trial, a portion of these funds will be used to conclude the preclinical studies of a novel sodium channel blocker that CoCensys is developing to treat severe neuropathic pain," said Peter Jansen, Vice President and Chief Financial Officer.

The convertible preferred stock carries a 7.5% per annum dividend until converted, subject to reductions in the dividend rate if and when the trading price of the Company's common stock increases to certain levels. The shares of the preferred stock are convertible at the holder's option, but no later than three years from issuance date. The conversion price is based, in part, on the CoCensys common stock price at the time of conversion, subject to a maximum of $3.93 per share.


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COCENSYS, INC. RAISES $8 MILLION THROUGH THE ISSUANCE OF PREFERRED STOCK
June 9, 1998
Page Two

The Company retained the right to temporarily suspend the holder's conversion rights, offer certain financial incentives not to convert for a period of time, or redeem the preferred stock at a premium if the common stock price decreases to a pre-determined level.

The terms of the private placement include the issuance of warrants to purchase 350,000 shares of common stock at $ 4.50 per share, and, in addition, in order to encourage the investors to retain the preferred stock for a longer period of time before conversion, the Company will issue warrants to purchase an additional 100,000 shares of common stock if the investors hold a certain amount of preferred stock for at least five months following purchase.

CoCensys is a biopharmaceutical company that discovers and develops products to treat neurological and psychiatric disorders. The Company's product development programs focus on novel small molecule compounds for the treatment of migraine, epilepsy, anxiety, insomnia, stroke, Parkinson's, neurodegenerative diseases and neuropathic pain. More information about the Company is available on its web site: http://www.cocensys.com.

This press release includes forward looking statements that involve a high degree of technological, regulatory and competitive risks and uncertainties inherent to early stage biopharmaceutical companies. Actual results may differ due to a number of factors, including the fact that preclinical testing and clinical trial results are not necessarily predictive of whether future testing and trials will replicate or confirm these results or whether a therapeutic agent will succeed in subsequent clinical trials or be approved by the FDA or other regulatory agency as a drug, as well as those factors that are more fully discussed in the Company's most recent Form 10-K and Form 10-Q.